EXHIBIT 4.12

(English Translation) Equity Transfer Agreement Transferor: AFRICAN FOREST GROUP LIMITED Transferee: EAG INTERNATIONAL VANTAGE CAPITALS LIMITED

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Regarding Transfer of Equity of

【XINTONG INTERNATIONAL TRADING LIMITED.】

Agreement Number: 2025-4-24

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This Target Equity Transfer Agreement (hereinafter referred to as the “Agreement”) is entered into by the following parties on [24 April 2025] in [Lishui, Zhejiang]:

Transferor (Party A):   AFRICAN FOREST GROUP LIMITED

Transferee (Party B): EAG INTERNATIONAL VANTAGE CAPITALS LIMITED

Target Company (Party C): XINTONG INTERNATIONAL TRADING LIMITED.

(The above-mentioned Party A and Party B are collectively referred to as the “Parties” to the Agreement).

Given that:

[XINTONG INTERNATIONAL TRADING LIMITED] (hereinafter referred to as the “Target Company”) is an enterprise established and legally existing in accordance with relevant laws and regulations of Hong Kong, with its registered address at [6th Floor, Manulife Plaza, 348 Kwun Tong Road, Kowloon, Hong Kong]. Its equity structure is as follows:

Party A is the existing shareholder of the Target Company and holds a total of [100]% of the equity of the Target Company.

Party A wishes to transfer 85% of the equity of the Target Company to Party B in accordance with the provisions of this Agreement, and Party B wishes to accept the transfer.

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The parties have reached the following agreement on the basis of equality and voluntariness through friendly negotiation regarding the transfer of [85]% of the equity of the Target Company held by Party A to Party B:

1. Equity Transfer and Acceptance

1.1. Party A agrees to transfer to Party B [85]% of the equity interest in the Target Company held by Party A and all shareholder rights and obligations corresponding to such equity interest (including any such shareholder rights and obligations to the Target Company’s direct and indirect subsidiaries and their properties) (hereinafter referred to as the “Target Equity Interest”) in accordance with the provisions of this Agreement, and Party B agrees to acquire the Target Equity Interest in accordance with the provisions of this Agreement.

1.2. After this equity transfer, the shareholder structure of the Target Company is as follows:

II. Equity Transfer Price and Payment

2.1 The “Valuation Report” of all shareholders’ equity of Xintong International Trade Co., Ltd. issued by Fujian Hongyuan Asset Appraisal and Real Estate Valuation Co., Ltd., Minhong Pingbao (2025) Zi Zi No. Z0002, the valuation base date: April 15, 2025, the valuation conclusion: on the valuation base date, the valuation was conducted using a recognized valuation method, and the value of the Target Company was RMB 1,148,325,500 (the amount in words: RMB One Billion One hundred Forty Eighty Million Three Hundred Twenty Five Thousand and Five Hundred). Since the equity interest to be acquired by Party B is in effect a minority interest in the operating company held by the Target Company, upon consultation of Party A and Party B, the value of the Target Company shall be RMB 574,162,750 (the amount in words: RMB Five Hundred Seventy Four Million One Hundred Sixty Two Thousand Seven Hundred and Fifty) as determined based on the agreed-upon price of the Target Company.

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2.2 The Parties agree that the total purchase price for the Target Equity Interest (the “Purchase Price”) shall be RMB 488,038,338 (the amount in words: RMB Four Hundred Eighty Eight Million Thirty Eight Thousand Three Hundred and Thirty Eight).

2.3 Parties A and B agree that the Purchase Price shall be paid as follows:

2.3.1 Party B shall pay RMB 335.7 million in the form of accounts receivable of its affiliated companies before April 25, 2025;

2.3.2 Party B shall pay RMB 95.0 million by issuing a convertible note before April 30, 2025.

2.3.2.1 Party A may notify Party B of the conversion six months after the issuance of the convertible note.

2.3.2.2 The share price at which the convertible note will be converted into shares shall be 80% of the average closing price of the commons shares of Tantech Holdings Ltd in the 5 trading days prior to Party A issuing the conversion notice.

2.3.2.3 Party B shall have Tantech Holdings Ltd issue shares to Party A or a third party designated by Party A within 2 working days after receiving a conversion notice from Party A.

2.3.2.4 At the request of Party A, Party B agrees to issue the above-mentioned convertible note to Party A’s designated affiliated companies.

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2.3.2.5 The maturity date of the convertible note shall be April 30, 2026. Tantech Holdings Ltd may repay the convertible note in installments in cash in addition to issuing shares. If the convertible note is repaid in cash, interest on the principal payment shall be charged at 6% per annum and calculated on a daily basis.

2.3.3 The remaining balance shall be paid in cash in installments before September 30, 2025.

3. Delivery and Transition Period

3.1. 3.1. The period from the date of the signing of this Agreement to the date of the closing is hereinafter referred to as the “Transition Period”. During the Transition Period, any income and dividends distributed based on the Target Equity Interest shall be owned by Party A, and any losses allocated based on the Target Equity Interest shall be borne by Party A. Without the prior written consent of Party B, Party A shall not dispose of any equity of the Target Company and its assets (including the direct and indirect subsidiaries of the Target Company and their assets) without authorization. Party A shall obtain written consent of Party B before exercising any shareholder rights or assuming any shareholder obligations resulting from the Target Equity Interest. If no such prior consent is obtained, Party B has the right to unilaterally terminate this Agreement and hold Party A liable for breach of the contract.

3.2. During the transition period, Party A shall ensure that the Target Company (including its direct and indirect subsidiaries) maintains its original normal status. Without the prior written consent of Party B, Party A and the Target Company (including its direct and indirect subsidiaries) shall not violate the following agreements:

3.3.1 Do not sign any non-routine business contracts, agreements, letters of commitment or other legal documents, and do not provide loan guarantees with the Target Company (including its direct or indirect subsidiaries);

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3.3.2 Not dispose of the assets of the Target Company (including the Target Company’s direct or indirect subsidiaries and their assets) in any way;

3.3.3 The Target Company (including its direct or indirect subsidiaries) shall not transfer any intangible assets such as intellectual property rights, brands, trade names, etc.

3.3.4 Do not provide any form of guarantee to the Target Company’s shareholders or third parties.

3.3. During the transition period, all dividends and profits obtained by Party A based on the target equity belong to Party A.

3.4. Handover of the Target Company: All parties agree that after the signing of this Agreement, Party A shall ensure that the original management team of the Target Company (including direct and indirect subsidiaries) shall effectively manage the following documents and items jointly determined by Party A and Party B (the specific content and management methods shall be determined separately by Party A and Party B):

A.	Official seal, financial seal, legal representative seal, and legal person seal of the Target Company (including direct and indirect subsidiaries);

B.	All financial documents of the Target Company (including direct and indirect subsidiaries), such as financial vouchers, account books, financial statements, bank account information, etc.;

C.	The Target Company’s (including direct and indirect subsidiaries’) business license, basic account information, asset ownership certificates, etc.;

D.	Important contracts, documents, drawings and technical information that Party B considers necessary to be transferred;

E.	The above transition period will last until the day before the delivery date, and will be jointly managed by Party A and Party B starting from the delivery date.

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3.6 The date on which Party A receives the first installment of the Option Transfer Payment shall be the Closing Date. Within [1] month after Party A receives the first installment of the Equity Transfer Payment, it shall complete the change of shareholders and the revision of the Articles of Association in accordance with the needs and instructions of Party B. At the same time, in accordance with the needs and instructions of Party B, the Target Company shall add a director appointed by Party B and complete the corresponding change of executive directors. After the change is completed, the Target Company shall consist of 2 directors.

4. Accounts Receivable and Accounts Payable

4.1 Liabilities and Contingent Liabilities. Party A has fully disclosed to Party B the existing liabilities and/or contingent liabilities of the Target Company and its direct and indirect subsidiaries as of the Closing Date and promises to disclose the changes in liabilities and contingent liabilities (if any) within one business day.

4.2 Party A shall be responsible for handling the liabilities, and Party B and its affiliated companies shall not bear any liability for compensation.

5. Taxes and Fees

5.1 The taxes and fees arising from the equity transaction between Party A and Party B as determined in this Contract shall be borne by each party.

6. Notice and Service

6.1 The contact addresses and contact information designated by each party are attached as annexes to this contract.

6.2 Any notice, request, instruction or other document related to this contract shall be sent to the address reserved in the attachment. If the contact information reserved by one party changes, it shall notify the other parties within seven working days in advance. If any party fails to reserve contact information for the other parties, or the reserved contact information is incorrect, or fails to notify the other parties in time after the contact information is changed, the sender shall not bear any responsibility for delay or non-delivery.

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7. Party A’s Representations and Warranties

7.1 The Target Company (including its direct and indirect subsidiaries) is a legally registered corporate entity with legal person status, which independently conducts business activities in accordance with the law and independently bears civil liability with its assets.

7.2 Party A is a corporate entity established and existing in accordance with the laws of Hong Kong and is capable of independently assuming civil liability. The direct and indirect subsidiaries of the Target Company are corporate entities established and existing in accordance with the laws of the People’s Republic of China; their operations do not violate any laws, regulations, rules or orders, judgments or rulings of any competent authority applicable to them.

7.3 Party A’s signing and performance of this Agreement is within the scope of its rights, and it has obtained the relevant approvals and authorizations to sign and perform this Agreement, and it does not violate any restrictions in laws, company charters or contracts that are binding or have an impact on it.

7.4 Party A’s transfer of the Target Equity pursuant to this Agreement will not (I) violate its Articles of Association or organizational documents; (II) conflict with any agreement, contract or legal document to which it is a party, or constitute an event of default stipulated in any agreement, contract or legal document to which it is a party; or (III) violate any laws, regulations, rules applicable to it, or any order, judgment or ruling of any competent authority.

7.5 Once this Agreement is signed, Party A guarantees that it will no longer transfer the target equity under this Agreement to any other party, or sell, transfer, donate or otherwise dispose of any equity or any interest in the equity of the Target Company held by it to any other party, or assume any obligations and responsibilities in any legal relationship that conflict with the obligations and responsibilities under this Agreement.

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7.6 Party A shall work with Party B to complete the relevant change registration matters of the target equity transfer within the time period agreed in this Agreement.

8. Party B’s Representations and Warranties

8.1 Party B is a corporate entity established and existing in accordance with the laws of Hong Kong and is capable of independently assuming civil liability.

8.2 Party B’s signing and performance of this Agreement is within its rights and business scope, and it has obtained the relevant approvals and authorizations to sign and perform this Agreement, and it does not violate any laws, company charters or contractual restrictions that are binding or have an impact on it.

8.3 The equity transfer carried out by Party B pursuant to this Agreement will not (I) violate its articles of association or organizational documents; (II) conflict with any agreement, contract or legal document to which it is a party, or constitute an event of breach of contract stipulated in any agreement, contract or legal document to which it is a party; or (III) violate any laws, regulations, rules applicable to it, or any order, judgment or ruling of any competent authority.

9. Confidentiality

9.1 Party A and Party B shall bear confidentiality obligations with respect to this Agreement and matters related to this Agreement. Without the written consent of the other parties, neither party shall disclose any matters related to this Agreement to any third party other than this Agreement.

10. Effectiveness, Modification and Supplement of the Agreement

10.1 This Agreement shall come into effect on the date when both parties sign or seal it.

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10.2 The contents of this Agreement may be amended in writing upon mutual agreement between the two parties.

10.3 A written supplementary agreement may be signed for matters not covered in this Agreement.

10.4 The changed content or supplementary agreement shall have the same legal effect as this Agreement. If the changed content or supplementary agreement conflicts with this Agreement, the changed content or supplementary agreement shall prevail.

11. Termination of the Agreement

11.1 If the purpose of this Agreement cannot be achieved, each party has the right to terminate this Agreement unilaterally. The party terminating the Agreement shall notify the other party of its intention or decision to terminate the Agreement within one working day.

12. Liability for Breach of Contract

12.1 If any party violates this Agreement, the breaching party shall take timely remedial measures and compensate the non-breaching party for the corresponding losses thus incurred.

13. Dispute Resolution and Severability

13.1 The parties shall resolve any disputes regarding the validity, performance, breach of contract and termination of this Agreement through friendly negotiation. If the negotiation fails, either party shall initiate litigation or arbitration in a Hong Kong court or arbitration institution.

13.2 If any provision of this Agreement is invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provisions of this Agreement, unless the invalidity or unenforceability of such provision seriously impairs the fundamental intent and meaning of the other parts of this Agreement, except any other provisions of which the invalid or unenforceable provision constitutes an integral part or is obviously inseparable from it.

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14. Force Majeure

14.1 Force majeure refers to the following events: war, riots, strikes, plague (including the COVID-19 pandemic), fire, flood, earthquake, storm, tide or other natural disasters, as well as all other factors and events that are unforeseeable, unpreventable, and cannot be avoided or overcome by the parties to this contract.

14.2 In the event of force majeure, neither party shall be liable for any losses suffered by the other party due to the inability to perform or delay in performing the obligations under this contract due to force majeure. If the purpose of the contract cannot be achieved (delay in performance for more than 40 days) due to force majeure, either party has the right to unilaterally terminate this agreement, and the losses caused by this shall be borne by each party.

15. Other matters

15.1 The headings of each article under this Agreement are for convenience of writing only and are not used to interpret this Agreement.

15.2 The Appendix to this Agreement is attached and shall be executed together with this Agreement.

15.3 This Agreement is made in [six] original copies, with Party A, Party B and the Target Company each holding two copies.

There is no text below, for signature Only

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(This page is the signing page of the Equity Transfer Agreement)

This Agreement is signed by and between the following parties as of the date stated on the first page of this Agreement:

Party A (Seal):

Party A’s representative (signature or seal):

Party B (Seal):

Party B’s representative (signature or seal):

Party C (Seal):

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